Exhibit 10.34

AMERICAN DEFENSE SYSTEMS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of this August 1st 2008, is made by and between American Defense Systems, Inc. (“the Company”), a Delaware corporation having offices at 230 Duffy Avenue, Unit C, Hicksville, New York 11801, and Robert C. Aldrich, an individual residing at 27 Cambridge Avenue, Garden City, NY 11530 (“Executive”) (sometimes referred to herein individually as “Party” or collectively as “Parties”).

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company and Executive shall commemorate the terms of Executive’s employment with the Company and pursuant to which Executive shall be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             DEFINITIONS. Those words and terms that have special meanings for purposes of the Agreement are specially defined through the use of parenthetical quotations and upper-lower case lettering.

2.             TERMS OF EMPLOYMENT.

2.1          Employment by the Company.  Executive agrees to be employed by the Company during the Term of this Agreement upon the terms and subject to the conditions set forth herein. Executive shall serve as the Chief Security Officer of the Company, commencing as of the date first set forth above and continuing for the balance of the Agreement Term and shall have duties commensurate with his office and ability, including, but not limited to those duties set forth below in Section 2.2.

2.2          Duties.  The Executive shall use his best efforts to perform his duties on behalf of the Company. Executive is responsible for the identification, development, implementation, and management of the Company’s (global) security strategies and programs. Executive, in cooperation with Corporate Counsel and such other committee as the Board shall determine from time to time, will direct the development of a strategy to mitigate risk, maintain continuity of operations, and safeguard the organization. Executive will direct the domestic and international staff in identifying, developing, implementing, and maintaining security processes, practices, and policies throughout the Company in order to reduce risks, respond to incidents, and limit exposure and liability in all areas of information, financial, physical, personal, and reputational risk. Executive will research and deploy state-of-the-art technology solutions and innovative security management techniques to safeguard the Company’s assets. Executive will develop relationships with high-level law enforcement and international counterparts to include in-country security and international security agencies, intelligence, and private sector counterparts worldwide. Executive, through subordinate managers, will coordinate and implement site security operations, and activities to ensure protection of executives, managers, employees, customers, stockholders, visitors, etc. and physical and information assets, while ensuring optimal use of personnel and equipment. The Executive will continue to pursue professional development.

2.3          Term of Agreement. Unless terminated in accordance with Section 5 below, the term of this Agreement will be for a term of one (1) year commencing on the Effective Date of this Agreement (the “Initial Term”); and following the Initial Term the Agreement will automatically renew for an additional term of one (1) year (“Renewal Term”) on each one-year anniversary of the Agreement (the “Annual Renewal Date”), unless one of the Parties gives the other Party written notice of non-renewal (in accordance with Section 6.2 below) at least thirty (30) days before the impending Annual Renewal Date, in which event this Agreement shall terminate at the end of the then current Term. Reference herein to “Term” shall refer both to the Initial Term and any successive Renewal Term, as the context requires.

2.4          Performance of Duties. Throughout the Agreement Term, Executive shall faithfully and diligently perform Executive duties consistently with Executive position set forth in Section 2.2 of this Agreement and Executive duties determined in accordance therewith.

2.5          Place of Performance. During the Agreement Term, Executive shall be based at the Company’s offices in Hicksville, New York, or such other locations as reasonably deemed necessary by the Company.

3.             COMPENSATION AND BENEFITS.

3.1          Base Salary. The Company will compensate the Executive for services to be rendered by the Executive hereunder at a minimum per annum rate of one hundred fifty thousand dollars ($150,000) (the “Base Salary) which amount may be reviewed on an annual basis by the Chief Executive Officer and increased from time to time as determined by the Chief Executive Officer. Executive shall be classified and function as an “exempt” employee under federal and state wage and hour law. Executive’s Base Salary shall be payable in accordance with the Company’s customary payroll practices for executive employees.

3.2          Bonus. The Executive shall earn and be paid an annual bonus each fiscal year (“Annual Bonus”), as may be approved by the Chief Executive Officer, the Board of Directors and/or a duly formed compensation committee.  The payment of the Annual Bonus and any other bonus(es) shall be prorated for any partial fiscal year during the Term. The Company shall determine, reasonably and in good faith, the amount and timing of the Annual Bonus and any other bonus(es).  Executive shall also be eligible for an additional 5% performance-based bonus as determined by the Chief Executive Officer and which shall not be construed as part of the Annual Bonus.

3.3          Withholding. All payments required to be made by the Company to Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as must be withheld pursuant to any applicable law or regulation.

3.4          Stock.  In addition to, and exclusive of, the above bonus payments described in this Section 3, Executive shall be receive grants of Company Common stock.  It is the intention of the parties hereto issue 100,000 shares of Common stock of the Company during the first year of the Executive’s contract. The initial shares will be issued in the amount of 50,000 (at $2.00/share of common stock and the second set of 50,000 shares at $2.00/share after the completion of six months of employment.  Any grants under the Stock Option Plan shall be made in accordance with and subject to the terms thereof.

3.5          Benefits.

3.5.1       Participation in Benefit Plans. Except as otherwise provided in this Agreement, Executive shall be entitled to participate in and receive benefits of any benefits plans, benefits and privileges given to similar level employees of the Company, to the extent commensurate with Executive’s then duties and responsibilities (“Benefit Plans”) when and if such Benefit Plans are established by the Company. The Company shall not make any changes in such Benefit Plans that would adversely affect Executives’ rights or benefits thereunder unless such change occurs pursuant to a program applicable to all similar level employees of the Company and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other similar level employee of the Company.

3.5.2       Vacation. Executive shall be entitled to three (3) weeks of paid vacation time each calendar year.

3.5.3       D&O Liability Insurance. The Company shall provide Executive with director’s and officer’s liability insurance coverage in an amount that the Company, reasonably and in good faith, determines to be appropriate and affordable. After expiration of the Executive’s employment and/or termination of this Agreement, the Company shall provide Executive with director’s and officer’s liability insurance coverage in an amount and for a period of time that the Company, reasonably and in good faith, determines to be appropriate and affordable.

3.5.4       Health Insurance. The Executive shall continue to receive health insurance benefits through the Federal Employees Program (FEP) and shall be entitled to receive Executive’s contribution to the FEP. In 2007, PEP Administrator set contributory amount at ($293.48 per month) or $3528 per annum. Set amount shall be paid to the Executive by the Company in one lump sum at the end of each calendar year, and if terminated for any reason, set amount shall be prorated for the number of months Executive was employed. The amount is subject to change as determined by the FEP administrator each fiscal year, and the Company will be obligated to pay the Executive an amount equal to the figure established by the FEP Administrator and on an annual basis throughout the Term.

3.5.5       Life Insurance. The Company shall provide Executive with life insurance in accordance with the terms of any applicable life insurance plan established by the Company.

3.5.6       Long-Term Disability Insurance. The Company shall provide Executive with long-term disability insurance in accordance with the terms of any applicable long-term disability plan established by the Company.

4.             SUPPORT AND EXPENSES.

4.1          Telecommute. The Company shall authorize the Executive to telecommute from Executive’s residence during those times when it is not advantageous to travel to the office and at times where personal safety is a concern (example: hazardous or extreme weather conditions or a homeland security alert is issued).

4.2          Expenses. The Company shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with, the Company’s business, including, but not by way of limitation, traveling expenses, communications expenses, and all reasonable entertainment expenses (whether incurred at Executive’s residence, while traveling, or otherwise), subject to such reasonable documentation and other limitations as may be established by the Company.

5.             TERMINATION.

5.1          Termination Due to Death. The Company shall have the right to terminate Executive’s employment by reason of death, in which event the Company shall promptly pay his spouse or estate, as applicable, all compensation, expenses and other amounts owed to Executive as of the Date of Termination (as defined in Section 5.10 below).

5.2          Termination Due to Disability. The Company shall have the right to terminate Executive’s employment due to his Disability, in which event the Company shall promptly pay him all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below).

5.3          Termination by Executive without Good Reason. Executive shall have the right to terminate Executive employment at any time without Good Reason (as that term is defined in Section 5.6 below, and subject to the conditions specified in Section 5.10 below), in which event the Company shall promptly pay Executive all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below) and thereafter shall no further obligation to pay Executive compensation (unless required by applicable law).

5.4          Termination by the Company without Cause. The Company shall have the right to terminate Executive’s employment without Cause upon thirty (30) days written notice (subject to and in accordance with Sections 5.10 and 6.2 below), in which event the Company shall, on the Date of Termination, pay Executive all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 and 6.2 below) and shall continue to pay Executive’s Base Salary (in effect as of the Date of Termination) for six (6) months.

5.5          Termination by the Company For Cause. The Company shall have the right to terminate the Executive’s employment for Cause subject to the conditions set forth herein. If the Company terminates Executive’s employment for Cause, the Company shall promptly pay Executive all compensation, expenses and other amounts owed to him as of the Date of Termination (as defined in Section 5.10 below) and thereafter shall have no further obligation to pay him compensation. As used in this Agreement, “Cause” shall mean any of the following: (a) Executive’s conviction of, or plea of nolo contendere to, a felony or an act of moral turpitude; (b) Executive’s commission of fraud against or embezzlement of material misappropriation from the

Company, or (c) dishonesty or theft by Executive in connection with his duties or in the course of his employment with the Company; (d) Executive’s willful misconduct in the performance of Executive’s duties; (e) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company; or (f) Executive’s breach of confidentiality or material breach of this Agreement. With respect to relating to subsections 5.5(d) herein, the Board of Directors shall give Executive prompt notice (in accordance with Section 6.2 below), and shall afford Executive thirty (30) days after his receipt of such written notice to cure such grounds.

5.6          Termination by Executive for Good Reason. Executive shall have the right to terminate Executive employment for Good Reason, in which event Executive shall be entitled to receive the same payments and benefits specified in Section 5.4 of this Agreement. “Good Reason” shall mean the occurrence of any of the following without Executives’ prior express written consent the Company: (a) breaches any material term of this Agreement; (b) makes or causes a material adverse change in his functions, duties or responsibilities; or (c) materially reduces his Base Salary.  In order to terminate Executive’s  employment under this section, Executive shall (i) give the Company thirty (30) days written notice under this Section (subject to and in accordance with Sections 5.10 and 6.2 below) within ten (10) days of the most recent event(s) constituting grounds for termination under this Section during which thirty (30) day period the Company shall be afforded the opportunity to cure the deficiencies giving rise to such termination.

5.7          Benefits Upon Termination. Except as otherwise provided in this Agreement, in the event of termination of Executive’s employment under Section 5.1 through 5.6 above, Executive’s entitlement to benefits under any Benefit Plan (as defined in Section 3.5 above) shall be determined in accordance with applicable law and the provisions of such Benefit Plan.

5.8          Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if, at any time during the Term, the Parties by mutual consent decide to terminate this Agreement, They may and shall do so by separate agreement setting forth the terms and conditions of such termination.

5.9          Withholding. All payments required to be made by the Company to Executive under Section 5 of this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as must be withheld pursuant to any applicable law or regulation.

5.10        Notice of Termination. Any purported termination of Executive’s employment by the Company for any reason, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other Party. A “Notice of Termination” shall mean a dated notice that: (a) indicates the specific termination provision in this Agreement relied on; (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; (c) specifies a Date of Termination; and (d) is given in the manner specified in Section 6.2. “Date of Termination” shall mean the later of: (i) the date specified in the Notice of Termination required by this Section; and (ii) the date Notice of Termination is deemed to have been duly given in accordance with Section 6.2 of this Agreement.

6.             CONFIDENTIALITY.

6.1          The Executive acknowledges that during the period of employment, Executive will have access to and possession of trade secret, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its parents, subsidiaries, and affiliates and their respective clients.  The Executive recognizes and acknowledges that this Confidential Information is valuable, special, and unique to the Company’s business, and that access to and knowledge thereof are essential to the performance of the Executive’s duties to the Company.  During the Employment Period and thereafter, Executive will keep secret and will not use or disclose to any person or entity other than the Company, in any fashion or for any purpose whatsoever, any Confidential Information relating to the Company, its parents, subsidiaries, affiliates, or its clients, except at the request or the Company.  To the extent that Executive has signed any other confidentiality agreement, such agreement continues in full force and effect.

6.2          The term “Confidential Information” means confidential data and confidential information relating to the business of the Company, its parents, subsidiaries, and affiliates and their respective clients, that is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive’s employment with the Company and that has value to the Company and is not generally known to the competitors of the Company and includes but is not limited to information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized concerning the Company’s business or operations plans, strategies, portfolio, prospects or objectives, structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations; research and development, financial records and information, and client lists.

6.3          The Executive further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

6.4          The Executive further agrees to store and maintain all Confidential Information in a secure place.  On the termination of the relationship, Executive agrees to deliver all records, data, information, and other documents produced or acquired during the period of employment, and all copies thereof, to the Company.  Such material at all times will remain the exclusive property of the Company, unless otherwise agreed to in writing by the Company.  Upon termination of the relationship, Executive agrees to make no further use of any Confidential Information on his or her own behalf or on behalf of any other person or entity other than the Company.

6.5          Assignment of Inventions and Intellectual Property.  In consideration of Executive’s employment, Executive acknowledges and agrees that the Company shall have exclusive, unlimited ownership rights to all materials, information and other items created, prepared, derived or developed in connection with or arising from Executive’s employment relationship with the Company, whether individually or jointly with others, whether original or considered enhancements, improvement or modifications, whether or not completed, and whether or not protectable as trade secrets, service or trademarks, or through patent, copyright, mask work or any other intellectual, industrial or other form of property protection or proprietary rights (“Inventions”).  Executive further agrees that all Inventions shall be deemed made in the course and scope of Executive’s employment with the Company and shall belong exclusively to the Company, with the Company having the sole right to obtain, hold and renew, in its own name and for its own benefit, all registrations and other protections that may be available by contract, license, law, equity and/or regulation.  To the extent that exclusive title or ownership rights do not originally vest in the Company as contemplated, Executive hereby irrevocably assigns, transfers and conveys (and agrees to assign, transfer and convey in the future) to the Company all such rights.  Executive agrees to give the Company all reasonable assistance and execute all documents reasonably necessary to assist and enable the Company to perfect, preserve, enforce, register and record its rights.  To the extent that Executive has signed any other assignment of inventions agreement, such agreement continues in full force and effect.

1.             Agreement Not to Compete

1.1          The Executive agrees with the Company that the services which the Executive will render during the Employment Period are unique, special and of extraordinary character, that the Company will be substantially dependent upon such services to develop and market its products and to earn a profit, and that the application of the Executive’s knowledge and services to any competitive business would be substantially detrimental to the Company.  Accordingly, in consideration for employment by the Company and compensation and other benefits pursuant to this Agreement, and any compensation the Executive may receive after her employment is terminated, the Executive will not compete or interfere with the Company or any affiliate of the Company (or any of their successors or assigns), directly or indirectly during the Employment Period or for the six (6) month period following termination of Executive’s employment (the “Restricted Period”).

The term “compete” as used herein means to engage in, assist, or have any interest in, including without limitation as a principal, consultant, employee, owner, shareholder, director, officer, partner, member, advisor, agent, or financier, any entity that is, or that is about to become engaged in, any activity that is in competition with, or competes with the Company, provided that the Executive shall not be deemed to “compete” with the Company if he does not perform any duties or services for the competing entity that relate, directly or indirectly, to managing, producing, soliciting or selling services, programs or products that provide similar functions to any of the Company’s services, programs or proposed products.

1.2          Furthermore, during the Restricted Period, Executive shall not, directly or indirectly, with respect to the Company (including any parents, subsidiaries or affiliates of the Company), or any successors or assigns:

(a)           Solicit any of the Company’s customers except on the Company’s behalf, or direct any current or prospective customer to anyone other than the Company for goods or services that the Company provides;

(b)           Directly or indirectly influence any of the Company’s employees to terminate their employment with the Company or accept employment with any of the Company’s competitors; or

(c)           Interfere with any of the Company’s business relationships, including without limitation those with customers, suppliers, consultants, attorneys, or other agents, whether or not evidenced by written or oral agreements.

1.3          The Executive agrees that any breach of this Section 8 shall cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Executive agrees that (i) the Executive shall not be entitled to any further payments due under the terms of this Agreement, and (ii) any stock option granted but not exercised shall be void and have no further force or effect.  Furthermore, in addition to any other remedies that may be available, the Company shall have the right to seek specific performance and injunctive relief as set forth in this Agreement, without the need to post a bond or other security.

1.4          The Executive further acknowledges that the covenants contained in this Section are a material part of this Agreement and if this Agreement is terminated for any reason, the Executive will be able to earn a livelihood without violating these provisions.

2.             Return of Company Property

When the Executive leaves the employ of the Company, the Executive will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns.  The Executive further agrees that any property situated on the Company’s premises and owned by the Company, including computer disks and other digital, analog or hard copy storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

3.             Legal and Equitable Remedies

Because the Executive’s services are personal and unique and because the Executive may have access to and become acquainted with the Proprietary Information of the Company, and because the parties agree that irrepressible harm would result in the event of a breach of Sections 6, 7, 8, and 9 by the Executive, the Company may not have an adequate remedy at law, the Company will have the right to enforce Sections 6, 7, 8, and 9 and any of their provisions by injunction, restraining order, specific performance or other injunction relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  The Company’s remedies under this Section 10 are not exclusive and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise.

7.             GENERAL PROVISIONS.

7.1          Notice. All Notices of Termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below.

To the Company:	American Defense Systems, Inc.
230 Duffy Avenue, Unit C
Hicksville, NY 11801

To Executive:	Robert C. Aldrich
27 Cambridge Avenue
Garden City, NY 11530

Either Party may change the address to which Notices of Termination and other communications provided for in this Agreement shall be sent to that Party, by giving the other Party notice in the manner in this Section.

7.2          Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.3          Prior Agreements. Executive has disclosed and provided a copy of Executive’s independent contractor agreement with Potomac Institute For Policy Studies, 901 N. Stuart St., Suite 200, Arlington, VA 22203 and independent contractor agreement with Archaio, L.L.C., 575 Madison Avenue, 10th Floor, New York, NY 10022 to the Chief Executive Officer and Corporate Counsel for review and Corporate Counsel interprets that execution of this Agreement will not violate or conflict ( “conflict of interest”) with or result in a breach or termination of any provision of, or constitute a default under any other agreement.

7.4          Continuing Status. Executive understands that his employment is conditioned upon satisfactory completion of a background check and supplements thereto from time to time. Executive represents that there is nothing in his background that would prevent such satisfactory completion as related to the duties of his position described herein. Further, Executive represents that, if any litigation, civil or criminal, is filed against him during the course of his employment under this Agreement, he shall notify the Company within five (5) business days of such filing.

7.5          Indemnification. The Company shall indemnify Executive and hold him harmless for any and all liabilities arising from the performance of his duties under this Agreement and services for the Company, subject to and in accordance with applicable law and any applicable indemnification provisions in the Company’s Articles of Incorporation and/or Bylaws.

7.6          Tax Treatment of Payments and/or Benefits. Each payment made pursuant to the terms and Agreement is intended as a separate payment within the meaning of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

To the extent applicable and notwithstanding any other provisions of this Agreement, this Agreement and payments and benefits hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issue after the Effective Date of this Agreement; provided however, in the event that the Company determines that any payments or benefits hereunder may be taxable to Executive under Code 409A and related Treasury guidance prior to the payment and/or delivery of such amount, the Company, may (I) adopt such amendments to the Agreement that the Company reasonably and in good faith determines necessary or appropriate to preserve the intended tax treatment of the benefits provided under this Agreement and/or (ii) take such other actions, including delaying the payment or delivery hereunder, as the Company determines necessary or appropriate to comply with or exempt the payments or benefits from the requirements of Code Section 409A.

7.7          Amendment and Waiver. No amendment of modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each of the Parties.

7.8          Non-Waiver of Breach. No failure by either Party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either Party to act with regard thereto, shall be considered to be a waiver of any such obligation or of any future breach.

7.9          Severability. In the event that any of the provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement and such remaining provisions shall be construed as if such invalid or unenforceable provisions had never been a part hereof. If a court of competent jurisdiction determines that the length of time, geographical restrictions or any other restriction, or portion thereof, set forth in this Agreement is overly restrictive and unenforceable, the parties agree that the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the Parties hereto agree that the restrictions of this Agreement shall remain in full force and effect.

7.10        Governing Law. The validity and effect of the Agreement and the rights and obligations of the Parties hereto shall be construed and determined in accordance with the law of the State of New York without regard to its conflicts of laws and principles.

7.11        Dispute Resolution. Any controversy, dispute or claim arising out of our relating to this Agreement or breach thereof shall first be resolved through good faith negotiation between the Parties. If the Parties are unsuccessful at resolving the dispute through such negotiation, the Parties agree to attempt in good faith to resolve the dispute by mediation in New York City, New York (or such other location agreed upon between the Parties), administered by JAMS. Either Party may commence such mediation by providing the other Party (in accordance with Section 6.2 above) and JAMS a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties covenant that they will cooperate in good faith with JAMS and one another in selecting a mediator from JAMS panel of neutrals and in scheduling and participating in the mediation proceedings. If Parties are unsuccessful at resolving the dispute through such mediation, the Parties agree to final and binding arbitration in New York City, New York (or such other location agreed upon between the Parties) administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (except insofar as they conflict with the express provisions of this Section) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Either Party initiating such arbitration must do so by filing a written demand for arbitration (and giving the other Party notice in accordance with Section 6.2 above) at any time following the initial mediation session or forty-five (45) clays after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the Parties so agree. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator. The Arbitrator may, in the award, allocate all or part of the costs, fees, and expenses of the arbitration, including the arbitrator’s fees and prevailing Party’s attorneys’ fees. Judgment on the arbitration award may be entered in any court having jurisdiction. The provisions of this Section may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees, and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

7.12        Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any corporation or entity with which the Company may merge or consolidate.

7.13        Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

7.15        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

7.16        Executive’s Warranties. Executive expressly warrants that Executive has carefully read and fully understands all the provisions of this Agreement and is hereby advised by the Company to consult an attorney of his own choosing in deciding whether to sign this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

The Company:	American Defense Systems, Inc.

	By:	/s/ Ferg Foley 8/1/2008
Ferg Foley
COO

Executive:	By:	/s/ Robert Aldrich 8/1/2008
Robert C. Aldrich